Exhibit 10.2

Healthcare Realty Trust Incorporated

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of January 7, 2026 and is effective as of January 12, 2026 (“Effective Date”) by and between HEALTHCARE REALTY TRUST INCORORATED, a Maryland corporation (“Corporation”), and Daniel Gabbay (“Officer”).
Recitals

WHEREAS, the Corporation desires to employ Officer and Officer desires to be employed by the Corporation; and
WHEREAS, the parties desire for this Agreement to set forth the terms and conditions of such employment;
NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby affirmed, the parties hereto agree to the following, effective as of the Effective Date:

1. Duties. During the term of this Agreement, Officer agrees to be employed by and to serve Corporation as its Executive Vice President and Chief Financial Officer and Corporation agrees to employ and retain Officer in such capacity. Officer shall have such duties and responsibilities as may be reasonably prescribed by the Corporation’s Board of Directors (the “Board”) and/or the Corporation’s Chief Executive Officer, consistent with his position as its Executive Vice President and Chief Financial Officer. Officer shall devote such of his business time, energy, and skill to the affairs of Corporation as shall be necessary to perform his duties under this Agreement. Officer’s principal place of business with respect to his services to Corporation shall be the Corporation’s headquarters in Nashville, Tennessee.

2. Term of Employment.

2.1 Definitions. For purposes of this Agreement the following terms shall have the following meanings:

(a) “Bonus Compensation” shall mean any cash bonus and any non-equity incentive plan compensation, whether pursuant to the Incentive Plans or awarded through the discretion of the Corporation.

(b) “Change in Control” shall have the meaning set forth in the Corporation’s Amended and Restated 2006 Incentive Plan, as in effect on the Effective Date.

(c) “Constructive Termination” shall mean (i) any material breach of this Agreement by the Corporation, (ii) any substantial reduction in the authority or responsibility of Officer or other substantial reduction in the terms and conditions of Officer’s employment under circumstances which would not justify a Termination For Cause and which are not the result of a breach by Officer of this Agreement, (iii) any act(s) by the Corporation which are designed to or have the effect of rendering Officer’s working conditions so intolerable or demeaning on a recurring basis that a reasonable person would resign such employment, (iv) the Corporation’s relocation of Officer to a location that is more than 35 miles from the location

Exhibit 10.2

of the Corporation’s headquarters on the date this Agreement is executed or (v) any reduction in Officer’s Base Salary or Target Bonus (as each such term is defined below) without Officer’s prior written consent. Notwithstanding the foregoing, Officer will not be deemed to have resigned due to a Constructive Termination unless (1) Officer provides the Corporation with written notice setting forth in reasonable detail the facts and circumstances claimed by Officer to constitute a Constructive Termination within 45 days after the date of the occurrence of any event that Officer knows or should reasonably have known to constitute a Constructive Termination, (2) the Corporation fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of Officer’s termination due to a Constructive Termination occurs no later than 30 days after the expiration of the Corporation’s cure period.

(d) “Continuing Directors” shall mean, as of any date of determination, any member of the Board who (i) was a member of the Board on the Effective Date, (ii) has been a member of the Board for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board with the affirmative vote of the greater of (x) a majority of Continuing Directors who were members of the Board at the time of such nomination or election or (y) at least four Continuing Directors.

(e) “Incentive Plans” shall mean the Corporation’s Amended and Restated 2006 Incentive Plan, and any successor plans, or other equity-based plan or arrangement adopted by the Corporation from time to time.

(f) “Termination For Cause” shall mean termination by the Corporation of Officer’s employment by reason of Officer’s (i) dishonesty that results in material harm to the Corporation, (ii) fraud upon the Corporation, (iii) deliberate injury or attempted injury to the Corporation, in each such case causing material injury to the Corporation, (iv) by reason of Officer’s breach of this Agreement causing material injury to the Corporation, (v) gross negligence or willful misconduct in the performance of Officer’s job duties, in either case, with respect to any material aspect of to the Corporation’s business, (vi) Officer’s conviction of, or plea of guilt or nolo contendere to, a felony (excluding a felony relating to vehicular offenses that do not result in death or serious bodily injury) or any crime involving moral turpitude, (vii) Officer’s use of illegal drugs that materially impairs Officer’s ability to perform his duties hereunder or (viii) Officer’s material violation of the Corporation’s (or its subsidiaries’) Code of Business Conduct and Ethics or other written policy pursuant to which Officer would be subject to immediate dismissal. The Corporation shall have the burden of establishing that any such termination of Officer’s employment by the Corporation is a Termination For Cause.

(g) “Termination Other Than For Cause” shall mean any termination by the Corporation of Officer’s employment by the Corporation, other than (i) a Termination For Cause or (ii) termination by reason of Officer’s death or disability as described in Sections 2.5 and 2.6. Termination Other Than For Cause shall also mean (including for purposes of Sections 4 and 5) the occurrence of either a (i) resignation of employment by Officer on account of a Constructive Termination or (ii) a notice of non-renewal of the Agreement by the Corporation pursuant to Section 2.2 of the Agreement (when Officer is willing and able, at the time of such notice, to continue performing services on the terms and conditions set forth herein), which shall result in the Officer’s employment terminating on the last day of the then applicable term.

Exhibit 10.2

(h) “Termination Upon a Change in Control” shall mean a termination of Officer’s employment with the Corporation on or within 12 months following a “Change in Control” that constitutes a Termination Other Than For Cause described in Section 2.1(g).

(i) “Voluntary Termination” shall mean termination by Officer of Officer’s employment by the Corporation other than (i) a Constructive Termination as described in subsection 2.1(c), (ii) “Termination Upon a Change in Control” as described in Section 2.1(h), or (iii) termination by reason of Officer’s death or disability as described in Sections 2.5 and 2.6.

2.2 Basic Term. The term of this Agreement shall commence on the Effective Date and continue through the second anniversary of the Effective Date (the “Initial End Date”), unless terminated pursuant to this Section 2. On the Initial End Date, and on each annual anniversary thereafter, the first sentence of this Section 2.2 shall be automatically amended to provide that the term of the Agreement shall be renewed for a one-year period commencing on the Initial End Date (or annual anniversary thereof), such that this Agreement shall be deemed to have been renewed each year for a one-year period prior to the expiration of the current term unless either party provides the other party with written notice, in accordance with Section 8.4, of intent not to renew the term of this Agreement at least 60 days prior to the end of the then-current term. Notwithstanding anything to the contrary in the foregoing, Officer’s employment hereunder is terminable at-will by the Corporation or by Officer at any time (for any reason or for no reason), subject to the provisions of Section 4.

2.3 Termination For Cause. Termination For Cause may be effected by Corporation at any time during the term of this Agreement and shall be effected by written notification to Officer. Upon a Termination For Cause, Officer shall be paid all accrued Base Salary adjusted for any elective deferral, Bonus Compensation, if any, to the extent awarded but not yet paid, any benefits under any plans of the Corporation (including any defined contribution or health and welfare benefit plans) in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. Amounts payable to Officer pursuant to this Section 2.3 shall be paid on the first payroll date following Officer’s termination of employment, unless a different date is provided under the terms of the applicable plan to which amounts are payable or required under applicable law.

2.4 Termination Other Than For Cause, Constructive Termination or Nonrenewal of Agreement. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to Officer of such termination or the Officer may effect a resignation on account of a Constructive Termination upon giving written notice to the Corporation. Upon any Termination Other Than For Cause (including in connection with a nonrenewal of the Agreement by the Corporation as described in Section 2.1(g)), or upon a Constructive Termination, Officer shall be paid all accrued Base Salary adjusted for any elective deferral, Bonus Compensation, if any, to the extent awarded but not yet paid, any benefits under any plans of the Corporation (including any benefits under any defined contribution or health and welfare benefit plans) in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any

Exhibit 10.2

appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind (other than to the extent set forth in an applicable award agreement evidencing a performance-vesting equity-based award held by Officer). Amounts payable to Officer pursuant to this Section 2.4 (other than the severance as provided in Section 4.2) shall be paid on the first payroll date following Officer’s termination of employment, unless a different date is provided under the terms of the applicable plan to which amounts are payable or required under applicable law.

2.5 Termination by Reason of Disability. If, during the term of this Agreement, Officer, in the reasonable judgment of the Board, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than 12 consecutive months (a “Disability”), Corporation shall have the right to terminate Officer’s employment hereunder by written notification to Officer and payment to Officer of (a) all accrued Base Salary adjusted for any elective deferral, (b) Bonus Compensation, if any, to the extent awarded but not yet paid, (c) any pro-rated portion of the Bonus Compensation that Officer would have earned for a given period in which the termination occurs (if he had remained employed for the entire period), based on the number of days in such period that had elapsed as of the termination date, payable at the time that the Corporation pays bonuses to its executive officers for such period; provided, however, that such Bonus Compensation shall be payable only if Officer remained employed for at least half of the period for which the Bonus Compensation would have been payable, (d) full vesting of all equity-based awards held by Officer that vest solely on the passage of time, (e) vesting of all outstanding performance-based equity awards held by Officer in accordance with the applicable award agreements, (f) any benefits under any plans of the Corporation (including any defined contribution or health and welfare benefit plans) in which Officer is a participant to the full extent of Officer’s rights under such plans, (g) accrued vacation pay, (h) a lump sum cash payment equivalent to the cost of COBRA coverage, at the time of termination of employment, for medical and dental benefits for Officer and his eligible dependents, for twelve (12) months, and (i) any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. Amounts payable to Officer pursuant to subclauses (a), (b) and (f) – (i) of this Section 2.5 shall be paid on the first payroll date following Officer’s termination of employment, unless a different date is provided under the terms of the applicable plan to which amounts are payable or required under applicable law.

2.6 Death. In the event of Officer’s death during the term of this Agreement, Officer’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Corporation shall pay to his estate or such beneficiaries as Officer may from time to time designate (a) all accrued Base Salary adjusted for any elective deferral, (b) Bonus Compensation, if any, to the extent awarded but not yet paid, (c) any pro-rated portion of the Bonus Compensation that Officer would have earned for a given period in which the termination occurs (if he had remained employed for the entire period), based on the number of days in such period that had elapsed as of the termination date, payable at the time that the Corporation pays bonuses to its executive officers for such period; provided, however, that such Bonus Compensation shall be payable only if Officer remained employed for at least half of the period for which the Bonus Compensation would have been payable, (d) full vesting of all

Exhibit 10.2

equity-based awards held by Officer that vest solely on the passage of time, (e) vesting of all outstanding performance-based equity awards held by Officer in accordance with the applicable award agreements, (f) any benefits under any plans of the Corporation (including any defined contribution or health and welfare benefit plans) in which Officer is a participant to the full extent of Officer’s rights under such plans, (g) accrued vacation pay, (h) a lump sum cash payment equivalent to the cost of COBRA coverage, at the time of termination of employment, for medical and dental benefits for Officer’s eligible dependents, for twelve (12) months, and (i) any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. Amounts payable to Officer’s estate or designated beneficiaries pursuant to subclauses (a), (b) and (f) – (i) of this Section 2.6 shall be paid on the first payroll date following Officer’s termination of employment, unless a different date is provided under the terms of the applicable plan to which amounts are payable or required under applicable law.

2.7 Voluntary Termination. In the event of a Voluntary Termination, Corporation shall pay all accrued Base Salary adjusted for any elective deferral, Bonus Compensation, if any, to the extent awarded but not yet paid, any benefits under any plans of the Corporation (including any defined contribution or health and welfare benefit plans) in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation. Amounts payable to Officer pursuant to this Section 2.7 shall be paid on the first payroll date following Officer’s termination of employment, unless a different date is provided under the terms of the applicable plan to which amounts are payable or required under applicable law.

2.8 Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control, Officer shall be paid all accrued Base Salary adjusted for any elective deferral, Bonus Compensation, if any, to the extent awarded through the date of termination but not yet paid, any benefits under any plans of the Corporation (including any defined contribution or health and welfare benefit plans) in which Officer is a participant to the full extent of Officer’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1 in the event of a Termination Upon a Change in Control, but no other compensation or reimbursement of any kind (other than to the extent set forth in an applicable award agreement evidencing a performance-vesting equity-based award held by Officer). Amounts payable to Officer pursuant to this Section 2.8 (other than the severance as provided in Section 4.1) shall be paid on the first payroll date following Officer’s termination of employment, unless a different date is provided under the terms of the applicable plan to which amounts are payable or required under applicable law.

2.9 Notice of Termination. The Corporation may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 10 days written notice to Officer of such termination. Officer may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 10 days written notice to the Corporation of such termination.

Exhibit 10.2

2.10 Termination of Offices and Directorships; Return of Property. Upon termination of Officer’s employment for any reason, unless otherwise specified in a written agreement between Officer and the Corporation, Officer shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Corporation, and shall take all actions reasonably requested by the Corporation to effectuate the foregoing. In addition, upon the termination of Officer’s employment for any reason, Officer agrees to return to the Corporation all documents of the Corporation and its affiliates (and all copies thereof) and all other Corporation or Corporation affiliate property that Officer has in Officer’s possession, custody or control.

3. Salary, Benefits and Bonus Compensation.

3.1 Base Salary. As payment for the services to be rendered by Officer as provided in Section 1 and subject to the terms and conditions of Section 2, Corporation agrees to pay to Officer a “Base Salary” at the rate of $500,000 per annum payable in equal semi-monthly installments, or in such other periodic installments as mutually agreed to by Corporation and Officer. The Base Salary may be adjusted for appropriate increases, in the discretion of the Compensation and Human Capital Committee of the Board (the “Compensation Committee”), and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so adjusted.

3.2 Bonus Compensation. Officer shall be eligible to receive bonus and/or incentive compensation each year (or portion thereof) during the term of this Agreement and any extensions thereof, in accordance with the Incentive Plans or other policy, plan or arrangement adopted by the Compensation Committee from time to time. With respect to calendar year 2026, Officer shall be eligible to earn a cash performance bonus under the Corporation’s bonus plan or program applicable to senior executives targeted at $625,000 (the “Target Bonus”). The actual amount of the Target Bonus shall be determined by the Compensation Committee in its reasonable and good faith discretion, based on the achievement of individual and/or Corporation performance goals as determined by the Compensation Committee; provided, however, that the Target Bonus with respect to 2026 shall be no less than $625,000. The payment of any annual bonus, to the extent any annual bonus becomes payable, will be made promptly in the calendar year following that to which the payment relates, on the date on which annual bonuses are paid generally to the Corporation’s senior executives, but in no event later than March 15th of the calendar year following the calendar year with respect to which such Annual Bonus relates. Except as provided in Section 2 or 4 hereof, payment of any bonus (including the Target Bonus) shall be subject to Officer’s continued employment through the applicable payment date.

3.3 Additional Benefits. During the term of this Agreement, Officer shall be entitled to the following additional benefits:

(a) Officer Benefits. Officer shall be eligible to participate in such of Corporation’s benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of Corporation, including, without limitation, the Incentive Plans, dental and medical plans, group life and disability insurance, perquisites, and retirement plans.

Exhibit 10.2

(b) Vacation. Officer shall be entitled to four weeks of vacation during each year during the term of this Agreement (or such greater amount as provided in the Corporation’s vacation policy) and any extensions thereof, prorated for partial years.

(c) Reimbursement for Expenses. During the term of this Agreement, Corporation shall reimburse Officer for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Officer in connection with his duties under this Agreement. Officer’s legal fees and expenses actually incurred in connection with the drafting, review and negotiation of this Agreement and related materials (including any equity award agreements) shall be paid or reimbursed to Officer by the Corporation (to either Officer or Officer’s legal counsel, as applicable) within 90 days after the Effective Date, subject to Officer’s delivery to the Corporation of documentation evidencing such fees and expenses within 60 days after the Effective Date; provided, however, that such Corporation payment or reimbursement shall not exceed $25,000.

3.4 Relocation Bonus. The Corporation expects Officer to relocate his principal place of residence to the greater Nashville metro area prior to August 1, 2026 (such relocation, the “Relocation”). In furtherance of the Relocation, the Corporation shall pay to Officer a one-time bonus of $300,000 (the “Relocation Bonus”) that is intended to cover Officer’s expenses associated with the Relocation, which shall be paid on the first payroll date following the Effective Date. If Officer’s employment is terminated due to a Termination for Cause or a Voluntary Termination, in either case, prior to the first anniversary of the Effective Date, then (i) Officer shall be required to repay a pro-rata portion of the Relocation Bonus to the Corporation within 30 days following Officer’s termination date (calculated by multiplying the Relocation Bonus by a fraction, the numerator of which is the number of days during the period commencing on (but excluding) the date of such termination of employment and ending on (and including) the first anniversary of the Effective Date, and the denominator of which is 365), and (ii) the Corporation shall have a right to offset, to the extent permitted under Section 409A of the Code, any such reimbursement against any sums it might otherwise owe to Officer in any such event.

3.5 Sign-On Equity Award. On the Effective Date, the Corporation shall grant to Officer a restricted stock grant for shares of Class A Common Stock of the Corporation with a grant date value of $2,750,000 (the “Sign-On Award”). Notwithstanding the foregoing, Corporation and Officer agree that the grant date value of the Sign-On Award shall be reduced by an amount equal to the amount, if any, that Officer receives from his current employer in settlement of outstanding deferred compensation. Subject to Officer’s continued employment with the Corporation through the applicable vesting date, the Sign-On Award shall vest with respect to 25% of the shares underlying the award on each annual anniversary of the Effective Date. Should there be a termination of Officer’s employment under Sections 2.4, 2.5, and or 2.6 of this Agreement, all unvested portions of the Sign-On Award shall vest in full. The terms and conditions of the Sign-On Award will be set forth in a separate award agreement in a form prescribed by the Corporation and consistent with the terms and provisions hereof. Except as otherwise provided in this Agreement, the Sign-On Award shall be governed in all respects by the terms and conditions of the award agreement for such grant under the Incentive Plans.

3.6 2026 Equity Award. For calendar year 2026, Officer shall receive an equity-based compensation award with a target value of $1,375,000 (the “2026 Award”). The

Exhibit 10.2

2026 Award shall be granted at the same time that the Corporation makes equity grants to its executive officers, but no later than February 28, 2026. The Compensation Committee shall determine in its sole discretion the grant timing, forms(s), performance metrics, and such other terms and conditions applicable to the 2026 Award, which shall be consistent with the terms and conditions applicable to performance-based equity awards granted to similarly-situated executives at the Corporation. The terms and conditions of the 2026 Award will be set forth in a separate award agreement in a form prescribed by the Corporation. Except as otherwise provided in this Agreement, the 2026 Award shall be governed in all respects by the terms and conditions of the award agreement for such grant under the Incentive Plans. Should there be a termination of Officer’s employment under Sections 2.4, 2.5, and or 2.6 of this Agreement, the 2026 Award shall vest in accordance with the terms of the award agreement with respect to the achievement of applicable performance metrics and any proration requirements.

4. Severance Compensation.

4.1 Severance Compensation in the Event of a Termination Upon a Change in Control. In the event Officer’s employment is terminated in a Termination Upon a Change in Control, Officer shall be paid as severance compensation an amount equal to (a) 2.5 times his annual Base Salary (at the rate payable at the time of such termination, but prior to any reduction that triggers Constructive Termination), plus (b) 2.5 times the greater of: (i) the average annual Bonus Compensation, if any, earned by Officer with respect to the two full calendar years immediately preceding the date of termination and (ii) Officer’s Target Bonus for the year in which the date of termination occurs (but prior to any reduction that triggers Constructive Termination), plus (c) any pro-rated portion of the Bonus Compensation that Officer would have earned for a given period in which the termination occurs (if he had remained employed for the entire period), based on the number of days in such period that had elapsed as of the termination date, payable at the time that the Corporation pays bonuses to its executive officers for such period, and (d) subject to the terms of this Section 4.1 relating to outstanding equity-based awards, all deferred compensation that has not vested shall vest and be distributed. The severance payment described in subclauses (a) and (b) shall be paid in substantially equal installments in accordance with the Corporation’s normal payroll practices over 30 months following the date of termination, with the first payment commencing within 30 days following the date of termination (and amounts otherwise payable prior to such first payment date shall be paid on such date without interest thereon) and the remaining installments payable over the remain of such 36 month period; provided, however, that if the Termination Upon a Change in Control occurs following a Change in Control that constitutes a “change in control event” for purposes of Section 409A (as defined below), the payment shall be paid in a single lump sum cash payment within thirty (30) days after the date of such termination, subject to the limitations of Section 4.4. In addition to the foregoing, Officer shall receive a lump sum cash payment equivalent to the cost of COBRA coverage, at the time of termination of employment, for medical and dental benefits for Officer and his eligible dependents, for eighteen (18) months, paid within 30 days following Officer’s date of termination. In addition, all outstanding equity-based awards held by Officer that vest solely on the passage of time shall vest in full and all outstanding equity-based awards held by Officer that vest based on the level of achievement of performance shall vest based on the greater of the level of achievement of the applicable performance goals or target. Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.1 by seeking other employment or otherwise.

Exhibit 10.2

4.2 Severance Compensation in the Event of a Termination Other Than For Cause. In the event Officer’s employment is terminated in a Termination Other Than For Cause, Officer shall be paid as severance compensation an amount equal to (a) two times his annual Base Salary (at the rate payable at the time of such termination, but prior to any reduction that triggers Constructive Termination) plus (b) two times the greater of: (i) the average annual Bonus Compensation, if any, earned by Officer with respect to the two full calendar years immediately preceding the date of termination and (ii) Officer’s Target Bonus for the year in which the date of termination occurs (but prior to any reduction that triggers Constructive Termination), plus (c) any pro-rated portion of the Bonus Compensation that Officer would have earned for a given period in which the termination occurs (if he had remained employed for the entire period), based on the number of days in such period that had elapsed as of the termination date, payable at the time that the Corporation pays bonuses to its executive officers for such period; provided, however, that such Bonus Compensation shall be payable only if Officer remained employed for at least half of the period for which the Bonus Compensation would have been payable, and (d) subject to the terms of this Section 4.2 relating to outstanding equity-based awards, all deferred compensation that has not vested shall vest and be distributed.. The severance payment described in subclauses (a) and (b) shall be paid in substantially equal installments in accordance with the Corporation’s normal payroll practices over 24 months following the date of termination, but with the first payment commencing within 30 days day following the date of termination (and amounts otherwise payable prior to such first payment shall be paid on such date without interest thereon) and the remaining installments payable over the remain of such 24 month period, subject to the limitations of Section 4.4. In addition to the foregoing, Officer shall receive a lump sum cash payment equivalent to the cost of COBRA coverage, at the time of termination of employment, for medical and dental benefits for Officer and his eligible dependents, for eighteen (18) months, paid within 30 days following Officer’s date of termination. In addition, all outstanding equity-based awards held by Officer that vest solely on the passage of time shall vest in full and all outstanding equity-based awards held by Officer that vest based on the level of achievement of performance shall vest (x) on a pro rata basis as provided in the award agreement and (y) based on the level of achievement of the applicable performance goals. Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.2 by seeking other employment or otherwise.

4.3 No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Officer’s disability pursuant to Section 2.5, or termination by reason of Officer’s death pursuant to Section 2.6, Officer or his estate shall not be paid any severance compensation and shall receive only the benefits as provided in the appropriate section of Article II applicable to the respective termination.

4.4 Section 409A Payment Restrictions. The provisions of this Agreement shall be construed in a manner that is consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) in order to avoid any adverse tax consequences to the Officer. It is intended that each installment of the payments of the severance compensation described in this Section 4 together with all other payments and benefits provided to Officer by Corporation, whether under this Agreement or otherwise, is a separate “payment” and separate installment payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i) and satisfies, to the greatest extent possible, the exemptions from the application of Section 409A

Exhibit 10.2

provided under Treas. Reg. §§ 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, to the extent it is determined that any such payments constitute “deferred compensation” under Section 409A and Officer is a “specified employee,” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed as follows: on the earlier of six months and one day after Officer’s separation from service (as defined below) or the date of Officer’s death, the Corporation shall (A) pay to Officer a lump sum amount equal to the sum of the payments that Officer would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Agreement or such other plan or arrangement of deferred compensation, as applicable. To the extent that any such deferred compensation benefit is payable upon an event involving the Officer’s cessation of services, such payment(s) shall not be made unless such event constitutes a “separation from service” pursuant to the default definition in Treas. Reg. § 1.409A-1(h). Any payments that constitute deferred compensation subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Officer, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

4.5 Golden Parachute Restrictions. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Corporation to or for the benefit of the Officer as a result of and contingent on a “change in control,” as defined in section 280G of the Code, (such amounts contingent on a change in control as described in Treas. Reg. § 1.280G-1 Q/A-22) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (together, the “Contingent Payment”) would constitute a “parachute payment,” as defined in Treas. Reg. § 1.280G-1 Q/A-30, the amount of the Contingent Payment to Officer shall be (A) reduced to an amount that is one dollar less than 300% of the Officer’s “base amount” (as defined in section 280G(b)(3)(A) of the Code), so that the amount of such payments do not constitute a parachute payment (the “Safe Harbor Payment”), or, if greater, (B) the entire Contingent Payment, unreduced by the calculation in clause (A), provided that the net value of such Contingent Payment to the Officer exceeds the net value of the Safe Harbor Payment, after taking into account taxes to Officer that apply to the Safe Harbor Payment and the unreduced Contingent Payment, as applicable, including the excise taxes imposed on the unreduced Contingent Payment under section 4999 of the Code. The determination of the amount to be paid to Officer on account of this Section 4.5 shall be made by the accountant, tax counsel or other similar expert advisor to Officer (the “Tax Advisor”), which shall, if requested, provide detailed supporting calculations both to the Corporation and the Officer and if requested, a written opinion. The supporting calculations shall include a valuation of the non-competition provisions

Exhibit 10.2

of Section 5. The costs and expenses of the Tax Advisor shall be the responsibility of the Corporation.

4.6. Release of Claims. The payments set forth in Sections 4.1 and 4.2 of this Agreement and the vesting of any unvested awards granted under the Incentive Plans upon a termination are subject to (i) the execution and delivery by Officer of a waiver and general release of claims (the “Release”) to Corporation substantially in the form attached hereto as Exhibit A (and having not revoked such Release for a period of seven (7) days following its execution by Officer and its delivery to the Corporation) and (ii) Officer’s continued compliance with the restrictive covenants set forth in Sections 5-7 and in any other written agreement between Officer and the Corporation.

5. Non-Competition. During the term of this Agreement and for one year following a Termination Upon a Change in Control or a Termination Other Than for Cause, so long as the payments provided for in Section 4.1 or 4.2 are made on a timely basis:

(a) Officer shall not, without the prior written consent of Corporation, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in any corporation or other business entity engaged in the business of buying, selling, developing, building and/or managing real estate facilities for the medical and healthcare sectors of the real estate industry. Officer understands and acknowledges that Corporation carries on business nationwide and that the nature of Corporation’s activities cannot be confined to a limited area. Accordingly, Officer agrees that the geographic scope of this Section 5 shall include the United States of America. Notwithstanding the foregoing, the ownership by Officer of less than 2% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

(b) Simultaneously with Officer’s execution of this Agreement and upon each anniversary of the Effective Date, Officer shall notify the Chairman of the Compensation Committee of the nature and extent of Officer’s investments, stock holdings, employment as an employee, director, or any similar interest in any business or enterprise engaged in buying, selling, developing, building, and/or managing real estate facilities for the medical and healthcare sectors of the real estate industry other than Corporation; provided, however, that Officer shall have no obligation to disclose any investment under $100,000 in value or any holdings of publicly traded securities which are not in excess of one percent of the outstanding class of such securities.

(c) Officer shall not contact or solicit, directly or indirectly, any customer, client, tenant or account whose identity Officer obtained through association with Corporation, regardless of the geographical location of such customer, client, tenant or account, nor shall Officer, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of Corporation to leave such employ, nor shall Officer employ any such person in any business similar to or in competition with that of Corporation. Officer hereby acknowledges and agrees that the provisions set forth in this Section 5 constitute a reasonable restriction on his ability to

Exhibit 10.2

compete with Corporation and will not adversely affect his ability to earn income sufficient to support him and/or his family.

(d) The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.

6. Trade Secrets and Customer Lists. Officer agrees to hold in strict confidence all information concerning any matters affecting or relating to the business of Corporation and its subsidiaries and affiliates, including, without limiting the generality of the foregoing, its manner of operation, business plans, business prospects, agreements, protocols, processes, computer programs, customer lists, market strategies, internal performance statistics, financial data, marketing information and analyses, or other data, without regard to the capacity in which such information was acquired. Officer agrees that he will not, directly or indirectly, use any such information for the benefit of any person or entity other than Corporation or disclose or communicate any of such information in any manner whatsoever other than to the directors, officers, employees, agents, and representatives of Corporation who need to know such information, who shall be informed by Officer of the confidential nature of such information and directed by Officer to treat such information confidentially. Such information does not include information which (i) was disclosed to the public by Corporation or becomes generally available to the public other than as a result of an unauthorized disclosure by Officer or his representatives, or (ii) was or becomes available to Officer on a non‑confidential basis from a source other than Corporation or its advisors provided that such source is not known to Officer to be bound by a confidentiality agreement with Corporation, or otherwise prohibited from transmitting the information to Officer by a contractual, legal or fiduciary obligation; notwithstanding the foregoing, if any such information does become generally available to the public, Officer agrees not to further discuss or disseminate such information except in the performance of his duties as Officer. Upon Corporation's request, Officer will return all information furnished to him related to the business of Corporation. The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of Corporation and Corporation's goodwill, and that any breach of the terms of this Section 6 shall be a material breach of this Agreement. The terms of this Section 6 shall remain in effect following the termination of this Agreement.

7. Use of Proprietary Information. Officer recognizes that Corporation possesses a proprietary interest in all of the information described in Section 6 and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Officer, except as otherwise agreed between Corporation and Officer in writing. Officer expressly agrees that any products, inventions, discoveries or improvements made by Officer, his agents or affiliates based on or arising out of the information described in Section 6 shall be (i) deemed a work made for hire under the terms of United States Copyright Act, 17 U.S.C. § 101 et seq., and Corporation shall be the owner of all such rights with respect thereto and (ii) the property of and inure to the exclusive benefit of Corporation.

Exhibit 10.2

8. Miscellaneous.

8.1 Payment Obligations. Corporation’s obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder. In the event that any arbitration, litigation or other action after a Change in Control is brought to enforce or interpret any provision contained herein, Corporation, to the extent permitted by applicable law and Corporation’s Articles of Incorporation and Bylaws, hereby indemnifies Officer for Officer’s reasonable attorneys’ fees and disbursements incurred in such arbitration, litigation, or other action and shall advance payment of such attorneys’ fees and disbursements.

8.2 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
8.3 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and, as of the Effective Date, this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought. Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.

8.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier, email, or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt in the event of personal delivery or overnight courier, three days after mailing to the respective persons named below:

If to Corporation:
Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Phone: (615) 269-8175 Fax:
(615) 269-8260
Attention: General Counsel

If to Officer, by hand delivery to Officer on the premises of the Corporation or to the most recent address of Officer maintained in the records of the Corporation.

Any party may change such party’s address for notices by notice duly give pursuant to this Section 8.4.

8.5 Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

Exhibit 10.2

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

8.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Nashville, Tennessee in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief. The cost of the arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees shall be borne by Corporation. Except as otherwise provided in Section 8.1 with respect to events following a Change in Control, to the extent that Officer prevails with respect to any portion of an arbitration award, Officer shall be reimbursed by Corporation for the costs and expenses incurred by Officer, including reasonable attorneys’ fees, in connection with the arbitration in an amount proportionate to the award to Officer as compared to the amount in dispute.

8.8 Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

8.9 Survival of Corporation’s Obligations. Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of Corporation in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.

8.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

8.11 Withholdings. All compensation and benefits to Officer hereunder shall be reduced only by all federal, state, local and other withholdings and similar taxes and payments that are required by applicable law.

8.12 Indemnification. In addition to any rights to indemnification to which Officer is entitled to under Corporation’s Articles of Incorporation and Bylaws, Corporation shall indemnify Officer at all times during and after the term of this Agreement to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland

Exhibit 10.2

or any successor provision thereof and any other applicable state law, and shall pay Officer’s expenses in defending any civil or criminal action, suit, or proceeding (unrelated to a dispute under this Agreement) in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws. The Corporation will provide advance payment of legal costs and expenses that are reasonable and appropriate for defending such action, suit or proceeding. The indemnification provisions contained in this Section 8.12 shall survive the termination of this Agreement and Officer’s employment by Corporation indefinitely.

8.13 Clawback Policy. Officer acknowledges receipt of and having read and understands Corporation’s Policy for the Recovery of Erroneously Awarded Compensation (the “Clawback Policy”). Officer shall be subject to the terms of the Clawback Policy or other recoupment, clawback or similar policy of Corporation as may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of erroneously awarded incentive-based compensation, or other cash, securities or property received with respect to such incentive-based compensation (including any value received from a disposition of such securities or property). The Corporation and Employee acknowledge that this Section 8.13 is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

8.14 Representations. Officer hereby represents and warrants to the Corporation that (a) Officer is entering into this Agreement voluntarily and that the performance of Officer’s obligations hereunder will not violate any agreement between Officer and any other person, firm, organization or other entity, or any policy, program or code of such other person, firm, organization or other entity person, and (b) Officer is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Officer’s entering into this Agreement and/or providing services to the Corporation pursuant to the terms of this Agreement.

8.15 Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (a) filing a charge or complaint with the Equal Employment Opportunity Commission (the “EEOC”) or any similar state or local government agency or commission; (b) reporting to, communicating with, cooperating with, or providing information to, or receiving any monetary reward or bounty from, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notice to the Corporation; (c) testifying pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or making any truthful statements or disclosures required by law, regulation or legal process; (d) exercising any rights Officer may have under Section 7 of the U.S. National Labor Relations Act; or (e) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Officer has reason to believe is unlawful. Further, Officer acknowledges that the Corporation has provided Officer notice of the immunity provisions of the U.S. Defend Trade Secrets Act of 2016, which state as follows: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law

Exhibit 10.2

for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.”

[Execution Page Follows]

Exhibit 10.2

EXECUTION PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

CORPORATION:

HEALTHCARE REALTY TRUST INCORPORATED

By: /s/ Peter A. Scott
Name: Peter A. Scott
Title: President and Chief Executive Officer

OFFICER:

/s/ Daniel Gabbay
Daniel Gabbay

Exhibit 10.2

Exhibit A
Form of Release

GENERAL RELEASE, dated as of [_______________], 20[__] (the “Effective Date”), entered into by Daniel Gabbay (“Officer”) in favor of Healthcare Realty Trust Incorporated (along with its affiliates and subsidiaries, the “Corporation”) and the current and prior directors, officers, employees, agents and representatives of the Corporation and its subsidiaries, in their capacity as such (collectively, the “Released Parties”).

WHEREAS, Officer and the Corporation previously entered into an Employment Agreement (the “Employment Agreement”), effective as of ______, 202_ that has governed the terms and conditions of Officer’s employment by the Corporation, and Officer’s retention thereunder has been terminated in accordance with the terms thereof.

WHEREAS, this General Release (this “Release”) is the release referred to in Section 4.6 of the Employment Agreement.

WHEREAS, following execution of this Release and expiration of the seven-day revocation period referred to in Section 5 below, Officer will be entitled to payment of certain amounts (such amounts, collectively, “Termination Payments”) and other rights and benefits (such other rights and benefits, collectively, “Termination Benefits”) referred to in Sections 4.1 and/or 4.2 of the Employment Agreement, as applicable.

WHEREAS, Officer desires to compromise, finally settle and fully release actual or potential claims, including, without limitation, those related to Officer’s retention and termination of retention that Officer in any capacity may have or claim to have against the Corporation or any of the other Released Parties, excepting only those claims expressly provided herein to be excluded.

WHEREAS, Officer acknowledges that he is waiving his rights or claims only in exchange for consideration in addition to anything of value to which he already is entitled.

NOW, THEREFORE, in consideration of the foregoing and the Corporation’s agreement to pay the Termination Benefits and to provide the Termination Benefits, Officer, intending to be legally bound hereby, for himself and his heirs, executors, administrators, legal representatives, successors and assigns, does hereby agree as follows:

1. The recitals above are true and correct.

2. Except as expressly provided in Section 4 below, Officer does hereby completely release and forever discharge the Corporation and the other Released Parties of and from any and all actions, causes of action, suits, counterclaims, debts, dues, covenants, contracts, bonuses, controversies, agreements, promises, rights, claims, charges, complaints, expenses, costs (including, without limitation, attorneys’ fees and other costs of defense or prosecution), damages, losses, liabilities and demands whatsoever in law or equity (all of the foregoing, collectively, “Claims”) whatsoever and of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or

Exhibit 10.2

potential, liquidated or unliquidated, contingent or certain, and whether arising at law or in equity, under the common law, state law, federal law or any other law or otherwise, that Officer ever had, may now have or hereafter can, shall or may have against the Corporation or any of the other Released Parties, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Release.

3. The release set forth in Section 2 above shall extend and apply, without limitation, to any and all Claims in connection with Officer's employment or the termination thereof, including, without limitation, wrongful termination, breach of express or implied contract or unpaid wages or pursuant to any federal, state or local employment laws, regulations or executive orders prohibiting, inter alia, discrimination on the basis of age, race, sex, national origin, religion, handicap and/or disability; and any and all other federal, state and local laws and regulations prohibiting, without limitation, discrimination in employment, retaliation, conspiracy, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation, misrepresentation or fraud, negligence, negligent supervision, hiring or retention, assault, battery, detrimental reliance or any other offense.

4. Officer’s release provided in Sections 2 and 3 above does not extend or apply to any Claims with respect to the following (“Excluded Claims”): (a) the Corporation’s obligations to pay the Termination Payments or to pay or provide the Termination Benefits, (b) Officer’s entitlement to amounts payable to Officer pursuant to Sections 2.4 and/or 2.8 of the Employment Agreement, as applicable, following termination of employment, which have not been paid to Officer prior to the date of this Release, (c) Officer’s entitlement to be indemnified and/or reimbursed by the Corporation with respect to Claims relating to any action or inaction, or any conduct or misconduct, by Officer in his capacity as Executive Vice President and Chief Financial Officer of the Corporation or otherwise as an officer or employee of the Corporation (or in any similar capacity with any parent, subsidiary or affiliate of the Corporation), whether pursuant to (i) the Corporation’s articles of incorporation (as amended, restated or otherwise modified and in effect at the relevant time), (ii) the Corporation’s bylaws (as amended, restated or otherwise modified and in effect at the relevant time), (iii) any resolution duly adopted by the Corporation’s Board of Directors or shareholders and in effect at the relevant time, (iv) the Maryland General Corporation Law, (v) any other applicable law, rule or regulation or court order or judgment or any other agreement in effect at the relevant time and/or (vi) Corporation’s obligations to indemnify Officer pursuant to Section 8.12 of the Employment Agreement, or (d) any other rights or claims that may arise after the date of this Release. For avoidance of doubt, nothing contained herein shall be deemed a waiver or release by Officer with respect to any protections or other rights to which he may be entitled under any D&O or other insurance policy.

5. Pursuant to the provisions of the Older Workers Benefit Protection Act (“OWBPA”), which applies to Officer’s waiver of rights under the Age Discrimination in Employment Act, Officer has had a period of at least twenty-one (21) days within which to consider whether to execute this Release. Also pursuant to the OWBPA, Officer may revoke the Release within seven (7) days of its execution. It is specifically understood that this Release shall not become effective or enforceable until the seven-day revocation period has expired. Consideration for this Release will not be paid until the later of (a) expiration of the seven-day revocation period or (b) the date provided for in the Employment Agreement.

Exhibit 10.2

6. Officer acknowledges that, pursuant to the OWBPA, the Corporation has advised Officer, in writing, to consult with an attorney before executing this Release.

7. Officer covenants and agrees that he will not bring, initiate, enter into, maintain or participate in any suit, arbitration or other administrative or judicial proceeding, by means of a direct claim, cross claim, counterclaim, setoff or otherwise, against any Released Party based or premised on any of the Claims released above.

8. Officer acknowledges that the Corporation will not pay or be obligated to pay, and Officer shall not be entitled to, any consideration other than as expressly provided for by this Release or the Employment Agreement or with respect to Excluded Claims.

9. This Release does not constitute an admission by the Corporation or any other Released Party of a violation of any law, order, regulation or enactment or of wrongdoing of any kind.

10. Officer acknowledges that the provisions of Sections 5 and 6 of the Employment Agreement shall survive Officer’s termination of employment.

11. Any controversy or claim arising out of or relating to this Release, or breach thereof, shall be settled by arbitration in Nashville, Tennessee in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief. The cost of the arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees shall be borne by Corporation. To the extent that Officer prevails with respect to any portion of an arbitration award, Officer shall be reimbursed by Corporation for the costs and expenses incurred by Officer, including reasonable attorneys’ fees, in connection with the arbitration in an amount proportionate to the award to Officer as compared to the amount in dispute.

12. The failure of any provision of this Release shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Release shall not be construed to be a waiver of such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision. In the event that any provision or portion of this Release shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Release shall be unaffected thereby and shall remain in full force and effect.

13. This Release represents the entire understanding and agreement of Officer and the Released Parties with respect to the subject matter hereof, and there are no promises, agreements, conditions, undertakings, warranties or representations, whether written or oral, express or implied, by or among Officer and the Released Parties with respect to such subject matter other than as set forth herein. This Release cannot be amended, supplemented or modified except by an instrument in writing signed by Officer and the Corporation, and no waiver of this Release or any provision hereof shall be effective except to the extent such waiver is in writing, specifies that

Exhibit 10.2

the purpose thereof is to waive this Release or a provision hereof and is executed and delivered by the party to be charged therewith.

14. This Release shall be binding upon and be enforceable against Officer and his heirs, executors, administrators, legal representatives, successors and assigns and shall inure to the benefit of and be enforceable by each of the Released Parties and his, her or its heirs, executors, administrators, legal representatives, successors and assigns.

15. OFFICER REPRESENTS AND CONFIRMS THAT HE HAS CAREFULLY READ THIS RELEASE, THAT THIS RELEASE HAS BEEN FULLY EXPLAINED TO HIM, THAT HE HAS HAD THE OPPORTUNITY TO HAVE THIS RELEASE REVIEWED BY AN ATTORNEY, THAT HE FULLY UNDERSTANDS THE FINAL AND BINDING EFFECT OF THIS RELEASE, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE RELEASE ARE THOSE STATED IN THIS RELEASE AND THAT OFFICER IS SIGNING THIS RELEASE VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASED PARTIES OF ALL CLAIMS DESCRIBED HEREIN.

Officer has executed and delivered this Release as of the date set forth below and this Release is and shall be effective, subject to expiration of the seven-day revocation period referred to in Section 5 above.

Dated: ____________________, 20__

___________________________
Daniel Gabbay
21